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                                                                    EXHIBIT 99.1

FOR MORE INFORMATION:

Contact Information:
Nadine Padilla
Director, Investor Relations
(619) 455-4808 x3187

FOR IMMEDIATE RELEASE

         BIOSITE DIAGNOSTICS INCORPORATED ADOPTS STOCKHOLDER RIGHTS PLAN


        SAN DIEGO, CA -- October 23, 1997 -- Biosite Diagnostics Incorporated (Nasdaq: BSTE) announced today that its Board of Directors adopted a Stockholder Rights Plan that is designed to strengthen the ability of the Board of Directors to protect Biosite's stockholders.

        To implement the plan, Biosite's Board declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Biosite Common Stock held of record at the close of business on November 3, 1997. Each Right represents a contingent right to purchase, under certain circumstances, a fractional share of a newly created series of Biosite preferred stock.

        The Rights would become exercisable and trade independently from Biosite Common Stock upon the public announcement of the acquisition by a person or group of 15 percent or more of Biosite's Common Stock, or ten days after commencement of a tender or exchange offer for Biosite Common Stock that would result in the acquisition of 15 percent or more of Biosite's Common Stock.

        The Rights expire October 22, 2007 unless redeemed earlier by Biosite's Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable, but thereafter only in limited circumstances. The Rights distribution will not be taxable to stockholders.

        The rights plan is designed to protect Biosite stockholders against abusive or coercive takeover tactics and takeover tactics not in the best interests of Biosite and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. It is not intended to prevent an offer that the Board concludes is in the best interests of Biosite and its stockholders. Details of the rights plan will be contained in a letter to be mailed to the Company's stockholders.

        Biosite is a leading provider of rapid, accurate and cost-effective diagnostic products that improve the quality of patient care and simplify the practice of laboratory medicine. Biosite's first product, the Triage(R) Panel for Drugs of Abuse is used in over 2,600 U.S. hospitals that place a premium on timeliness, sensitivity and ease-of-use. Through aggressive investment in research and development, Biosite has constructed a portfolio of potential products that includes tests for the diagnosis of heart attacks, the detection of certain bacterial and parasitic infections, and the dosing of immunosuppressant drugs.